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                                                                   EXHIBIT 10.1

                 EXECUTIVE AND KEY MANAGER COMPENSATION PLAN

OBJECTIVE

The objective of the Compensation Plan is to direct and reward behavior consistent with shareholder value creation. Certain Executive Officers, Vice Presidents and other key members of senior management that have direct P&L or balance sheet impact will be eligible to receive annual merit increases based upon the achievement of measurable individual performance objectives and annual performance bonuses based upon the attainment of Corporate and/or Divisional goals.

BONUS PARTICIPATION LEVEL

The first level of bonus participation is 35% of Base Salary. This is for Vice Presidential level employees responsible for the running of integrated business units or the control of multiple departments or functions which have a material impact on the P & L or balance sheet. The 20% participation level is comprised of employees whose responsibilities are similar in scope to the first level but are functionally at a Director or Manager level. The 10% participation level is for individuals who have direct P & L or balance sheet impact with a scope limited to one or two departments.

The following chart identifies those eligible,sets forth the percentage of base salary that will be available in bonus potential (bonus potential = bonus rate x base salary) and indicates what goals the individual's bonus will be based on.



      NAME               POSITION        BONUS POTENTIAL        GOALS
      ----               --------        ---------------        -----
    Alan Ker              C.F.O.           35% of Base        Corporate
   Ken Castel           V.P./H.R.          35% of Base        Corporate
     Vacant               C.I.O.           35% of Base        Corporate
     Vacant           V.P. Marketing       35% of Base        Corporate
    Lou Gorga             C.O.O.           35% of Base    Corporate/Division
   Paul Knoll        V.P. Sales USML       35% of Base    Corporate/Division
    Marv Wolf      V.P. Operations USML    35% of Base    Corporate/Division
    Jon Baker       Lab Mgr Lans/Clare     20% of Base    Corporate/Division
Lorraine Goodrich       Controller         20% of Base        Corporate
     Vacant        Dir. Logistics USML     20% of Base    Corporate/Division
     Vacant        Dir. Production USML    20% of Base    Corporate/Division
  Tom Marquard        Sr. V.P. USMC        20% of Base    Corporate/Division
  Brian Preston        TQM Manager         20% of Base    Corporate/Division
 Tlanda McDonald        V.P. USMC          10% of Base    Corporate/Division
  David Gillis      Dir. Billing USML      10% of Base    Corporate/Division
   Sherri Paz       Project Mgr. USML      10% of Base    Corporate/Division
   Mike Risko       Corporate Counsel      10% of Base        Corporate
    Joe Adams        General Mgr. TPA      10% of Base    Corporate/Division
 Sharon Blincow    Client Services Mgr.    10% of Base    Corporate/Division
  Ron Sconyers      V.P. Advance Sols.     10% of Base    Corporate/Division


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BONUS CRITERIA

Individuals with Corporate responsibilities will receive their total bonus based solely upon the achievement of the board approved corporate profit plan. Individuals with responsibilties limited to one of the divisions of the company will receive 50% of their bonus based upon corporate performance and the other 50% of their bonus on the division's performance.

BONUS COMMENCEMENT CRITERIA

In order for any Corporate bonus to be awarded, the corporation must report a profit for the fiscal year and must meet at least 90% of the board approved corporate profit plan. Divisional bonuses will only be paid if the Corporation is profitable and the division meets at least 90% of its board approved profit plan.

PARTIAL ACHIEVEMENT AND OVER ACHIEVEMENT

Corporate Bonus
In order for any Corporate Bonus to be paid, results must be at least equal to 90% of the established board approved corporate profit plan. If this level is achieved, the following formula will be used to determine the percentage of an individual's corporate bonus potential that will be paid.


           Percentage of Corporate                      Percentage of
            Profit Plan Achieved                        Bonus Earned
            --------------------                        ------------
                  90%                                       50%

                  100%                                      100%

                  115%                                      125%

                  130%                                      150%

Actual performance in excess of the threshold percentage level, but between two percentage levels set forth above, shall be payable at an interpolated percentage equal to the percentage level associated with the lower of the two brackets, plus a pro rata portion of the additional percentage which would have been earned at the next highest bracket amount based upon actual performance and calculated using simple arithmetic.

Divisional Bonus
In order for any Divisional Bonus to be paid, results must be at least equal to 90% of the established board approved divisional profit plan. If this level is achieved, the following formula will be used to determine the percentage of an individual's Divisional Bonus potential that will be paid.


        Percentage of Divisional                       Percentage of
          Profit Plan Achieved                         Bonus Earned
          --------------------                         ------------
                  90%                                       50%
                  100%                                      100%

Actual performance in excess of the threshold percentage level, but between two percentage levels set forth above, shall be payable at an interpolated percentage equal to the percentage level associated with the lower of the two brackets, plus a pro rata portion of the additional percentage which would have been earned at the next highest bracket amount based upon actual performance and calculated using simple arithmetic.

In the event that 100% or more of the Divisional profit plan is achieved and more than 100% of the Corporate profit plan is achieved, then the Percentage of the Divisional Bonus earned will be equal to the percentage of the Corporate Bonus earned by such management member.

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Bonuses required to be paid under all bonus plans shall be included in determining profit plan achievement levels.


BONUS PAYMENT

Payments under this plan shall first become available based upon fiscal 1997 results. In order to be eligible for any earned payment, the participant must be a full time regular employee on the date of payment. Any bonus earned shall be payable within five (5) days of the release of USML's earnings for such year to the public.

ANNUAL MERIT INCREASES

Senior management will establish individual goals tied to quantitative measurements which have a direct impact on the P & L or balance sheet. Attainment of these goals will enable the individual to earn an increase in base salary.